As filed with the Securities and Exchange Commission on September 13, 2000

                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -------------------------------

                                SPEEDUS.COM, Inc.
             (Exact name of registrant as specified in its charter)

          Delaware                                     13-3853788
(State or other jurisdiction                (I.R.S. Employer Identification No.)
     of incorporation)

                         -------------------------------

                            140 58th Street, Suite 7E
                            Brooklyn, New York 11220
                                 (718) 489-1200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         -------------------------------

                               Shant S. Hovnanian
                             Chief Executive Officer
                                SPEEDUS.COM, Inc.
                            140 58th Street, Suite 7E
                            Brooklyn, New York 11220
                                 (718) 567-4300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         -------------------------------

                                 with copies to:
                              Bruce R. Kraus, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         -------------------------------

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                         -------------------------------

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         -------------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
                         Proposed     Proposed
                          Maximum     Maximum                        Amount
Title of Each Class of   Amount to    Offering      Aggregate          of
    Securities              be        Price per     Offering      Registration
  to be Registered      Registered     Share          Price           Fee
--------------------------------------------------------------------------------
Common Stock,
$.01 par value           1,015,176    $3.625(1)   $3,680,013(1)     $971.52
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of the Common Stock as reported by the National Association of Securities Dealers, Inc.'s National Market System on September 8, 2000.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2000

                                   PROSPECTUS

                                SPEEDUS.COM, Inc.

                        1,015,176 Shares of Common Stock

                                   -----------

      The Common Stock offered under this prospectus may be sold from time to time by the stockholders named in this prospectus. SPEEDUS.COM, Inc. will not receive any proceeds from the sale of Common Stock in this offering.

      The shares offered by this prospectus may be offered and sold, from time to time, by the selling stockholders, or others who receive the shares pursuant to a valid transfer. Such offers and sales may take place in transactions (including block transactions) on the Nasdaq National Market (or any other exchange on which our Common Stock may then be listed), in privately-negotiated transactions, broker-dealer transactions, exchange transactions, short sales, or other methods. Sales may be made at market prices or negotiated prices. The selling stockholders will pay any commission expenses and brokerage fees.

      Our Common Stock is listed on the Nasdaq National Market under the symbol "SPDE."

      Investing in our Common Stock involves risks, some of which are described under the heading "Risk Factors" beginning on page 4.

                                   -----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2000.

--------------------------------------------------------------------------------

                               Prospectus Summary

      The following is only a summary of some of the important terms of the offering described in this prospectus. The main body of this prospectus, as well as documents and financial statements that are incorporated by reference into this prospectus, contain more detailed information about us.

The Company........................    We are an emerging wireless data, mobile
                                       applications and broadband development
                                       Internet company. We are developing easy to use services and applications for the evolving wireless and broadband Internet.
                                       Our Network Operation Center (NOC)
                                       is located in the Brooklyn Army Terminal.
                                       The heart of our NOC is a data center
                                       with a dedicated fiber optic backbone
                                       connection to the Internet and a teleport facility with satellite up and down link capability.

                                       Speedia,   since   June   30,   2000  our
                                       wholly-owned subsidiary, is a provider of
                                       wireless mobile Internet  services across
                                       a variety  of  networks  internationally.
                                       These  services  are and  can be  further
                                       customized   for   consumers,    wireless
                                       carriers  and  enterprise  clients.   The
                                       Speedia   wireless   business-to-business
                                       solution can quickly enable any client to
                                       provide  their content or services to and
                                       from  any  digital  mobile  device.   Our
                                       wireless  development team, combined with
                                       our secure NOC,  gives  companies a rapid
                                       deployment  option of a customized portal
                                       as  well  as  site  development,  content
                                       delivery,  programming  for a  particular
                                       client   application  and  hosting  of  a
                                       complete end-to-end wireless solution.

                                       We operate our own consumer wireless
                                       portal that is located at
                                       www.speedia.com. We deliver the Speedia
                                       wireless mobile Internet service to 7,000 users worldwide.

                                       SPEEDGADGET(sm), a stand-alone
                                       browserless Internet application designed by our in-house development team, enables users to clock their Internet speed at any time without having a Web browser open. SPEEDGADGET(sm) includes a promotional insertion capability in the scrolling ticker that can be used for advertising to speed conscious Internet surfers. We have also inserted pop-up applets that are used for advertising.
                                       To date, there have been over 76,000
                                       client installations of SPEEDGADGET(sm).
                                       We do not currently charge for the
                                       SPEEDGADGET(sm) application.

                                       We have developed our SPEED411(sm) portal
                                       (located at www.speedus.com and
                                       www.speed411.com) to promote broadband
                                       high-speed Internet access on a
                                       nationwide basis. Our portal is designed to provide users with information on how to get high-speed access and how to take advantage of offerings available to high-speed users.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                       We have a SPEED411(sm) Affiliate Program that enables all participating high-speed Internet providers to customize and manage their listing in the SPEED411(sm) Directory. Our goal is to create a comprehensive and up-to-date high-speed Internet providers database for all of the major high-speed Internet providers throughout the United States. We currently have 470 providers in the directory.

                                       The SpeedEmart(sm) Service, an e-commerce capability of the SPEED411(sm) portal, informs consumers of the latest high-speed Internet service offerings and allows on-line ordering.

                                       The SpeedEmart(sm) Partner Program
                                       enables all participating high-speed
                                       Internet providers to offer their
                                       high-speed Internet services to
                                       SPEED411(sm) visitors. Our objective is
                                       to generate an ongoing revenue stream
                                       from the sale of consumer and business
                                       broadband services. We currently have 35 providers in the SpeedEmart(sm) program.

                                       BroadBand Patents, LLC ("BroadBand
                                       Patents"), our wholly-owned subsidiary,
                                       was established to develop and
                                       commercialize our broadband wireless
                                       intellectual property.

                                       Currently, we are conducting a limited
                                       pilot program of our SPEED(sm) broadband super high-speed Internet service, operating under the Company's FCC local multipoint distribution service ("LMDS") license covering Metro New York.

                                       We are developing a broadband destination portal. The site, currently called Speedscope(sm), is being designed for Internet users with a broadband connection wishing to view or listen to entertaining broadband content.

                                       Our principal executive offices are
                                       located at 140 58th Street, Suite 7E,
                                       Brooklyn, New York 11220. Our telephone
                                       number is 718.567.4300. We maintain a
                                       portal on the World Wide Web at
                                       www.speedus.com. The information on our
                                       Web site is not part of this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Securities Being Offered...........    This prospectus covers the offer and sale
                                       of up to 1,015,176 shares of Common Stock owned by the selling stockholders identified in the section of this prospectus called "Selling Stockholders."

                                  Risk Factors

      An investment in our Common Stock involves risks that should be considered by prospective investors. These risks are discussed in the section of this prospectus called "Risk Factors."

--------------------------------------------------------------------------------

                                  RISK FACTORS

      Prospective purchasers of Common Stock offered hereby should carefully consider the following specific factors as well as other information contained in this prospectus prior to making an investment decision.

We are in a highly competitive industry and some of our competitors may have more resources than we do.

      The market for Internet products and services overall is highly competitive and lacks significant barriers to entry, enabling new businesses to enter this market relatively easily. Competition in the market for Internet products and services may intensify in the future. Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing and marketing services that will compete with our services. In addition, many of our current and potential competitors have greater financial, technical, operational and marketing resources. We may not be able to compete successfully against these competitors in selling our services. Competitive pressures may also force prices for our Internet services down and such price reductions may affect our revenues.

We may have difficulty scaling and adapting our existing architecture to accommodate increased traffic and technology advances.

      In the future, we may be required to make significant changes to our architecture, including moving to a completely new architecture, in order to accommodate growth. If we are required to switch architectures, we may incur substantial costs and experience delays or interruptions in our service. If we experience delays or interruptions in our service due to inadequacies in our current architecture or as a result of a change in architectures, users may become dissatisfied with our service and move to competing services. These changes are likely to be expensive and complex and require additional technical expertise. Also, as we acquire users who rely upon us for a wide variety of services, it becomes more technologically complex and costly to retrieve, store and integrate data that will enable us to track each users' preferences. Any loss of traffic, increased costs, inefficiencies or failures to adapt to new technologies and the associated adjustments to our architecture would have a material adverse effect on our business.

The successful operation of our business depends upon the supply of critical elements, including content, from third parties.

      We will depend to a substantial extent upon third parties for several critical elements of our business including various technology, infrastructure and content development.

      We rely on a private third party provider for our principal Internet connections. Any disruption in the Internet access provided by this third party provider or any failure of this third-party provider to handle current or higher volumes of use could have a material adverse effect on our business, operating results, and financial condition. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information and similar services. Our ability to maintain and build relationships with third-party content providers will be critical to our success. We may be unable to enter into or preserve relationships with the third parties whose content we seek to obtain. In addition, we have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions, or delays experienced in connection with these third party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.

Our SPEED411(sm) Portal will rely in part on revenues to be derived from Internet advertising, which may not be an effective means of advertising for future clients.

      We expect that a portion of our revenues will come from advertisements displayed on our SPEED411(sm) Portal. Our ability to generate substantial advertising revenue will depend upon the size and growth of our user base, the user base being attractive to advertisers and the continued acceptance by advertisers of the Web as an advertising medium.

      If we are unsuccessful in adapting to the needs of our advertisers, it could have a material adverse effect on our business, operating results and financial condition.

We may have difficulty attracting and retaining users of our SPEED411(sm) Portal services and our ability to do so may be limited because we will not have a direct billing relationship with users.

      Our SPEED411(sm) Portal will link users with a network of e-commerce companies, including retailers. However, we do not establish a direct billing relationship with our users as a result of any purchases they may make. The revenue that we will generate from our e-commerce services will be a commission paid by the retailer. The user may contact that retailer directly in the future rather than through our SPEED411(sm) Portal. If users bypass our Portal and contact retailers directly, we will not receive any revenue for purchases made through that contact.

We are deploying a new system architecture for our SPEED(sm) super high-speed Internet service whose implementation requires us to solve ongoing technical difficulties.

      Our system utilizes a new technology that has a limited operating history and that remains subject to further development and refinement. We have encountered a number of technical problems in the installation of equipment at the subscriber sites, which require us to develop new and often difficult solutions to these problems. We cannot assure you that we can continue to resolve these technical problems and the failure to develop solutions to these problems could adversely affect the availability of our service to certain potential subscribers. Furthermore, the addition of simultaneous two-way communications, which would eliminate the need for subscribers to use their local telephone lines to send information on the Internet, will require the development and mass production of appropriate equipment. We cannot assure you that such equipment will become commercially available at a cost acceptable to the Company.

Our Internet broadcast signal is not currently available at all locations in our license area.

      We currently have Internet Broadcast Stations servicing only a small portion of our licensed territory. As is customary in wireless service, our Internet broadcast signal is currently not available at all locations in our license area. A full marketing effort will not commence until new LMDS equipment becomes commercially available with cost and performance that allow implementation of SPEED(sm) service on an economically attractive basis. We cannot assure you that such equipment will become commercially available at a cost acceptable to the Company.

Many financially stronger competitors with broader market coverage are offering high-speed Internet access.

      The market for Internet access and related services is highly competitive. We expect to encounter competition for our super high-speed Internet access service from local, regional and national Internet service providers, often referred to as ISPs. These include large companies like @Home, America On-Line and ATT World Net. Among the competitors are the telephone companies with Digital Subscriber Line, or DSL, technology, which increases the effective capacity of existing copper telephone cables, and cable operators with high-speed cable modems are among the other communications companies also providing high-speed Internet access. The competing ISPs using DSL or cable modems do not currently have the ability to provide the same downstream speed as our SPEED(sm) service and are not providing high-speed Internet service at pricing competitive with ours. Many of the competing ISPs have, or can be expected to have, greater financial, marketing and other resources than us. No assurance can be given that we will be able to compete successfully with these entities.

We are not the only holder of an LMDS license in the metropolitan New York area.

      The heart of our Internet broadcast system is our LMDS license from the FCC, which covers New York City and the surrounding area where 8.6 million people live or work. In November 1998 and October 1999, we assigned portions of our LMDS license to WinStar and NEXTLINK, respectively. Although neither company is currently providing LMDS services that compete with our high-speed Internet access service, there can be no assurance that they will not offer competing LMDS services in the future.

Customers may not accept our SPEED(sm) Super High-Speed Internet service due to loyalty to other competitors and technical problems that may arise in connection with our service.

      The success of our business strategy will depend upon consumer acceptance of our Super High-Speed Internet access service. Subscriber acceptance could be adversely affected by, among other things, customer loyalty to more established competitors and unfamiliarity with our Company and its system. In addition, we cannot assure you that technical problems will not impede or delay subscriber acceptance of our service.

We have been dependent upon sole-source suppliers in the past.

      We have obtained Internet Broadcast Station components and customer premises equipment from sole-source third party suppliers. If we are unable to obtain a sufficient supply of components from these sources, it is likely that we would experience a delay in developing alternative sources. Inability to obtain adequate supplies of equipment could result in a delay in providing service to new subscribers, which would adversely affect our operating results and could damage future marketing efforts. In addition, a significant increase in the price of the requisite equipment would adversely affect our financial condition and operating results. Further, if any of the equipment fails or fails to be supported by its vendors, it could be necessary for us to redesign substantial portions of the equipment. Any of these events could have a material adverse effect on our financial condition and operating results.

We may infringe upon patents or intellectual property rights of others.

      Through our wholly-owned subsidiary, BroadBand Patents, LLP, we have title or access to patents and intellectual property rights necessary for our business. However, given the rapid development of technology in the telecommunications industry, there can be no assurance that certain aspects of our system will not infringe on the proprietary rights of others. We believe that if such infringement were to exist based on the establishment of current or future proprietary rights of others, we could obtain requisite licenses or rights to use such technology. However, we cannot assure you that these licenses or rights could be obtained on terms which would not have a material adverse effect on our financial condition and operating results.

Our operations could be significantly hindered by the occurrence of a natural disaster or other catastrophic event.

      Our operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. We do not have multiple site capacity for our services in the event of any such occurrence. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our systems. We do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any of these events. Any such event could have a material adverse effect on our business, operating results, and financial condition.

Our success will depend on increased use of the Internet.

      Our success will depend greatly on increased use of the Internet for advertising, marketing, providing services, and conducting business. Commercial use of the Internet is currently at an early stage of development and the future of the Internet is not clear. In addition, it is not clear how effective advertising on the Internet is in generating business as compared to more traditional types of advertising such as print, television and radio. Our business will suffer if commercial use of the Internet fails to grow in the future.

We are in our early growth stage and have had only limited operations to date.

      Since the discontinuance of our subscription television services, our operations in other areas have been limited. We have only had an initial launch of our Portal, we are in an early stage of developing and marketing SPEEDIA and we are conducting a limited pilot program for our super high-speed Internet service. Our most recent historical financial information reflects this limited activity and our early growth stage of development. Prospective investors should be aware of the difficulties encountered by enterprises in their early growth stage, like us, especially in view of the highly competitive nature of the telecommunications industry.

We have recorded operating losses in each reporting period since our inception.

      We have recorded operating losses and negative operating cash flows in each reporting period since inception and, at June 30, 2000, had an accumulated deficit of approximately $29.7 million. These losses and negative operating cash flows are attributable to the start-up costs and expenses incurred in connection with the commercial roll-out of our now-discontinued subscription television system, and expenses incurred in connection with the LMDS rulemaking proceeding. We believe that we have sufficient liquidity to finance our current level of operations. However, we do not expect to have a positive operating cash flow until such time as we substantially increase our Internet customer base and/or form a strategic alliance for use of our Internet capabilities in the future. We cannot assure you that we will be able to grow our Portal or increase the number of super high-speed Internet access subscribers to the levels necessary to attain profitability in future years, or that we will succeed in commercializing any other possible applications of our system.

The acquisition of CellularVision Technology & Telecommunications ("CT&T") will present us with some special issues to address.

      CT&T was formed by Shant S. Hovnanian, our Chairman of the Board, President and Chief Executive Officer, Vahak S. Hovnanian, a director of the Company, and Bernard B. Bossard, a former director and officer of our Company, (collectively, the "Founders") and Philips Electronics, N. V. ("Philips").

      We have acquired 20% of CT&T from Philips and have an agreement in principle to acquire the remaining 80% from the Founders.

      CT&T has a portfolio of fundamental broadband wireless patents and licenses. The patent expiration dates range from March 2007 through March 2017. After these dates, others will be able to use the technology without a licensing agreement from CT&T. In addition, while we have operated our super high-speed Internet broadband wireless network under a technology license from CT&T, CT&T has not generated any substantial royalties from other licensing agreements. There can be no assurance that we will be able to use these patents and intellectual property profitably. Third parties may not readily accept our contention that they require licensing and future litigation proving infringement may be costly and its outcome difficult to project.

      CT&T has liabilities, known and contingent, and may not have the liquidity or future earnings to satisfy these obligations. As a result, CT&T may require funding from us.

Successful implementation of our business plan will require the management of growth.

      Successful implementation of our business plan will require the management of growth. We cannot assure you that our existing operations and infrastructure will be adequate to manage such growth, or that any steps taken to improve such systems and controls will be sufficient. Our future success will depend in part upon attracting and retaining the services of current management and technical personnel. We cannot assure you that we will be successful in attracting, assimilating and retaining new personnel in the future as future growth takes place. We do not maintain "key person" life insurance policies on any of our key personnel.

Our stock price has historically been volatile, which may make it more difficult for you to resell shares when you want at prices you find attractive.

      The trading price of our common stock has been and may continue to be subject to wide fluctuations. During 1999, the high and low sale prices of our Common Stock on the Nasdaq Stock

Market ranged from $9.25 to $.906. In 2000, through September 6, the high and low sale prices of our Common Stock ranged from $24.75 to $3.50. The closing sale price of our Common Stock was $3.625 on September 6, 2000. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products and media properties by us or our competitors, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in our markets. The stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock.

Shant S. Hovnanian and Vahak S. Hovnanian, who in the aggregate own approximately 32% of our Common Stock, may have the power acting together to control the direction and future operations of our company.

      Shant S. Hovnanian and Vahak S. Hovnanian in the aggregate own approximately 32% of our outstanding Common Stock at March 31, 2000. As a result, acting together they may have the power to elect all of the members of our Board of Directors, amend our Certificate of Incorporation and By-Laws and control the direction and future operations of our Company, in each case without the approval of any of our other stockholders.

Sales of shares of Common Stock by Shant S. Hovnanian and Vahak S. Hovnanian could adversely affect the market price of the Common Stock.

      We cannot predict the effect that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

      Shares of Common Stock held by Shant S. Hovnanian and Vahak S. Hovnanian have been held by each of them for the requisite holding periods under Rule 144 under the Securities Act and may be sold thereunder in accordance with volume restrictions.

We may be harmed by delayed Year 2000 problems.

      Although the date is now past January 1, 2000, and we have not experienced immediate adverse impact from the transition to the Year 2000, we cannot provide assurance that we or our suppliers and customers have not been affected in a manner that is not yet apparent. In addition, some computer programs that were date sensitive to the Year 2000 may not have been programmed to process the Year 2000 as a leap year, and any negative consequential effects remain unknown. As a result, we will continue to monitor our Year 2000 compliance and the Year 2000 compliance of our suppliers and customers. The costs incurred during 1999 and 1998 to address the Year 2000 issues were approximately $70,000.

Our charter and bylaws, and the Delaware corporation statute contain certain anti-takeover provisions that could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock.

      Our Certificate of Incorporation and By-Laws, and the Delaware corporation statute contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock. These provisions also allow us to issue preferred stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. We could issue a series of Preferred Stock that could, depending upon the terms of such series, impede a merger, tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock. In addition, the Delaware corporation statute, which is applicable to us, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated tender offer or other business combination.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our Common Stock is listed for quotation on the Nasdaq National Market system under the symbol "SPDE." Prior to January 6, 1999, our trading symbol was "CVUS". The following table sets forth high, low and closing trade prices for the Common Stock for the fiscal quarters indicated.

                             High Sale         Low Sale        Closing Sale
                             ---------         --------        ------------

1998
-----

First Quarter                 $8.250            $3.375            $5.000
Second Quarter                 4.875             0.750             1.000
Third Quarter                  1.625             0.094             0.281
Fourth Quarter                 2.156             0.188             0.906

1999
-----

First Quarter                  $4.50            $0.906            $2.719
Second Quarter                 9.250             2.063             5.875
Third quarter                  7.875             3.750             4.125
Fourth quarter                 6.813             3.125             4.781

2000

First quarter                $24.750            $4.500           $10.563
Second quarter                10.750             4.000             9.938
Third quarter
(through September 6, 2000)    6.000             3.500             3.625

-----------

      On September 6, 2000, the closing trade price of our Common Stock was $3.625 per share. As of June 26, 2000, there were approximately 300 registered shareholders and, to the best of our belief, approximately 15,000 beneficial owners of our Common Stock. During the year ended December 31, 1999, we did not make any sales of securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

      We have never declared or paid any cash dividends on our Common Stock and do not intend to declare or pay cash dividends on the Common Stock at any time in the foreseeable future. Future earnings, if any, will be used for the expansion of our business.

                                   OUR COMPANY

      We are an emerging wireless data, mobile applications and broadband development Internet company. We are developing easy to use B2B, B2C and E-Commerce services and applications for the evolving wireless and broadband Internet space. Our Network Operation Center (NOC) is located in the Brooklyn Army Terminal. The heart of our NOC is a data center with a dedicated fiber optic backbone connection to the Internet via an Optical Carrier (OC) 48 gateway and a teleport facility with satellite up and down link capability. We host our SPEED411(sm) portal, as well as our Speedia and SPEED(sm) proprietary technology platforms, from our Data Center.

Lines of Business

Wireless Data, Mobile Applications and Internet Services

      Speedia, since June 30, 2000 our wholly-owned subsidiary, is a provider of wireless mobile Internet services across a variety of networks internationally. These services are and can be further customized for consumers, wireless carriers and enterprise clients. The spread of Internet enabled mobile devices has created new opportunities for businesses to communicate with their customers, partners and employees. The Speedia wireless business-to-business solution can quickly enable any client to provide their content or services to and from any digital mobile device. Our wireless development team, combined with our secure NOC, gives companies a rapid deployment option of a customized portal as well as site development, content delivery, programming for a particular client application and hosting for a complete end-to-end wireless solution.

      Our Speedia proprietary technology that delivers the wireless mobile Internet services is built upon reliable and scalable Sun Microsystems hardware and supported by Oracle database software. We support and use Java, HTML, HTTPS, XML and WAP protocols and standards. Our services are standard independent and can be accessed over all digital wireless networks including Code Division Multiple Access (CDMA) technology, Time Division Multiple Access (TDMA), Cellular Digital Packet Data (CDPD), Global System for Mobile Communications
(GSM) and Mobitex. Our Speedia technology serves as a bridge integrating complex data networks with all wireless carrier networks and end user devices.

      We are a member of the Phone.com alliance program and an Associate Member of the WAP Forum.

      We operate our own consumer-based wireless portal that is located at www.speedia.com. We deliver the Speedia wireless mobile Internet service to 7,000 users worldwide.

SPEED411(sm) Portal

      We have developed our SPEED411(sm) portal (located at www.speedus.com and www.speed411.com) to promote broadband high-speed Internet access on a nationwide basis. Our portal is designed to provide users with information on how to get high-speed access and how to take advantage of offerings available to high-speed users.

      We have a SPEED411(sm) Affiliate Program that enables all participating high-speed Internet providers to customize and manage their listing in the SPEED411(sm) Directory. Our goal is to create a comprehensive and up-to-date high-speed Internet providers database for all of the major high-speed Internet providers throughout the United States. We currently have 470 providers in the directory.

      The SpeedEmart(sm) Service, an e-commerce capability of the portal, informs consumers of the latest high-speed Internet service offerings and allows on-line ordering.

      The SpeedEmart(sm) Partner Program enables all participating high-speed Internet providers to offer their high-speed Internet services to SPEED411(sm) visitors. Our objective is to generate an ongoing revenue stream from the sale of consumer and business broadband services. We currently have 35 providers in the SpeedEmart(sm) program.

      For the convenience of users, the portal also provides broadband bulletin boards, Internet and technology news, business news, real-time stock quotes and a real-time stock portfolio, weather, free e-mail and Web to wireless e-mail messaging service and other popular topics, and will allow users to customize their version of the portal. We have entered into license agreements with popular content providers such as Channelseek, iBeam Broadcasting, money.net LLC, TUCOWS, Los Angeles Times Syndicate, National Weather Services and WAVO Corporation.

      Since the initial launch of the portal, the most popular pages visited have been the SPEEDCHECK(sm) meter and the SPEED411(sm) directory. Users get an accurate measurement of their Internet access speed and can receive information on all high-speed broadband service providers in their geographic area by entering their phone numbers and addresses and get a variety of information on high-speed providers in their area. There have been over 1 million speedchecks to date.

      SPEEDGADGET(sm), a stand-alone browserless Internet application designed by our in-house development team, enables users to clock their Internet speed at any time without having a Web browser open. It scrolls on its ticker such timely broadband features as Internet and Broadband News and alerts users to broadband specials for DSL, cable modem or wireless broadband. SPEEDGADGET(sm) includes a promotional insertion capability in the scrolling ticker that can be used for advertising to speed conscious Internet surfers. We have also inserted pop-up applets that are used for advertising. To date, there have been over 76,000 client installations of SPEEDGADGET(sm). We do not currently charge for the SPEEDGADGET(sm) application.

Intellectual Property

      In February 2000, BroadBand Patents, LLC, ("BroadBand Patents"), a wholly-owned subsidiary established to develop and market our broadband wireless technology, purchased certain intellectual property from GEC Partners, LLP ("GEC") pertaining to wireless transmissions including U. S. Patent 5,594,937 titled "System for the transmission and reception of directional radio signals utilizing a gigahertz implosion concept." GEC's predecessor company, GHz Equipment Company, Inc., developed the nation's first 38 GHz broadband wireless system in joint venture with Pacific Telesis using the patented technology. BroadBand Patents has also entered into an alliance agreement with Cornerstone Wireless Communications, LLC ("Cornerstone") to assist in the development and marketing of its wireless technology. Cornerstone is a Tempe, Arizona based RF engineering and FCC regulatory consulting firm with extensive experience in the design of broadband wireless systems and equipment. We have the rights to all complementary wireless technology developed in the future whether it is developed jointly, under the Cornerstone alliance, or separately by GEC and its personnel.

      BroadBand Patents has also acquired 20% of CT&T and certain other rights from a U.S. subsidiary of Philips. CT&T is a holder of a portfolio of fundamental broadband wireless patents and licenses. This intellectual property includes U.S. Patent 5,983,078 titled "Channel spacing for distortion reduction," U.S. Patent 5,668,610 titled "LMDS transmitter array with polarization-diversity sub-cells," U.S. Patent 5,949,793 titled "Transmission of digital and analog signals in the same band" and U.S. Patent 4,747,160 titled "Low power multi-function cellular television system". We have operated our super high-speed Internet broadband wireless network under a technology license from CT&T.

      The acquisition of Philips' interest in CT&T was part of a settlement of litigation commenced by M/A-COM, a unit of Tyco International Ltd. Our portion of the settlement was $2.4 million which we have expensed for the year ended December 31, 1999. The Founders have agreed in principle to contribute their 80% interest in CT&T to us as part of the settlement agreement.

SPEED(sm) Broadband Super High-Speed Internet Service

      Currently, we are conducting a limited pilot program of our SPEED(sm) broadband Super High-Speed Internet service. SPEED(sm) is delivered via Internet Broadcast Stations operating under our FCC license covering Metro New York. The Internet broadcast signal is currently not available at all locations in the license area. A full marketing effort will not commence until new LMDS equipment becomes commercially available with cost and performance that allow implementation of SPEED(sm) service on an economically attractive basis.

Speedscope(sm) Broadband Destination Portal

      We are developing a broadband destination portal. The site, currently called Speedscope(sm), is being designed for Internet users with a broadband connection wishing to view or listen to entertaining broadband content.

Sales and Marketing

      We have launched 2 partner programs in connection with our SPEED411(sm) portal: the SpeedEmart(sm) Partner Program and the SPEED411(sm) Affiliate Partner Program. The SpeedEmart(sm) Partner Program enables all participating high-speed Internet providers to offer their high-speed Internet services to SPEED411(sm) visitors. The SPEED411(sm) Affiliate Program enables all participating high-speed Internet providers to customize and manage their listing in the SPEED411(sm) Directory. Our goal is to create a comprehensive and up-to-date high-speed Internet providers database for all of the major high-speed Internet providers throughout the United States.

      In addition to developing a targeted marketing strategy for wireless business enterprise customers, we have begun a consumer marketing program that utilizes direct email, affiliate referral programs, banner ads, direct mail and cross marketing links between all of our portals. We may use additional mass marketing media campaigns to promote the SPEED411(sm), SpeedEmart(sm) and Speedia consumer Internet portals. We have also created an on-line promotional campaign utilizing corporate spokesperson Dennis Hopper.

      We are presently offering on a limited pilot program basis our super high-speed Internet access service to small business and residential subscribers in Manhattan, Brooklyn and Queens. Our Internet broadcast signal is currently not available at all locations in our license area. A full marketing effort will not commence until new LMDS equipment becomes commercially available with cost and performance that allow implementation of SPEED(sm) service on an economically attractive basis.

FCC License

      Our FCC commercial operating license was awarded to us in recognition of our efforts in developing and deploying Local Multipoint Distribution Service ("LMDS") technology, and for spearheading its regulatory approval at the FCC. In September 1997, our pioneer LMDS license was renewed as a standard LMDS license through February 1, 2006. The license provides that the spectrum may be used for a wide variety of fixed wireless purposes, including wireless local loop telephony, high-speed Internet access and two-way teleconferencing. The license covers 150 MHz of spectrum in the 28 GHz range encompassing the New York Primary Metropolitan Statistical Area, a region which includes the five boroughs of New York City as well as the New York Counties of Westchester, Rockland, and Putnam. Under FCC authorization, the license includes an additional 150 MHz of spectrum until the first Ka band satellite is launched, an event which is not expected to occur prior to 2002.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Our SEC filings and press releases may also be obtained from our Web site at http://www.speedus.com, however, the information on our Web site is not part of this prospectus.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Selling Stockholders sell all of their shares being offered by this offering or this offering is otherwise terminated:

      1. Annual Report on Form 10-K and Amendment No. 1 to Annual Report on Form 10-K/A, both for the fiscal year ended December 31, 1999;

      2. Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000;

      3. Current Report on Form 8-K and Amendment to Current Report on Form 8-K/A, both dated June 30, 2000; and

      4. The description of our Common Stock contained in the Registration Statement on Form 8-A (File No. 0-27582) pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      You may request a copy of these filings, at no cost, by contacting us at:

      SPEEDUS.COM, Inc.

      140 58th Street, Suite 7E
      Brooklyn, New York 11220
      Attention: Investor Relations
      718.567.4300

      or by e-mailing us at investor@speedus.com.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of the Company or its officers with respect to, among other things, the ability of the Company to make capital expenditures, the ability to incur additional debt, as necessary, to service and repay such debt, if any, as well as other factors that may effect the Company's financial condition or results of operations. Forward-looking statements may include, but are not limited to, projections of revenues, income or losses, capital expenditures, plans for future operations, financing needs or plans, compliance with covenants in loan agreements, plans for liquidation or sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events, and the ability to obtain additional financing, including the Company's ability to meet obligations as they become due, and other pending and possible litigation, as well as assumptions relating to the foregoing. All statements in this prospectus regarding industry prospects and the Company's financial position are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                              SELLING STOCKHOLDERS

      This prospectus relates to the following offers and sales of shares of Common Stock:

      Alta Light, Inc. The offer and sale from time to time of up to 175,000 shares of Common Stock (the "Alta Light Shares") by Alta Light, Inc. ("Alta Light"). It is unknown if, when, or in what amounts Alta Light may offer the Alta Light Shares for sale. There is no assurance that Alta Light will sell any or all of the Alta Light Shares.

      The Alta Light Shares are being included in this Prospectus pursuant to our obligations under a letter agreement dated September 7, 1999 between Alta Light and us (the "Letter Agreement").

      Tony Shafrazi. The offer and sale from time to time of up to 50,000 shares of Common Stock (the "Shafrazi Shares") by Tony Shafrazi ("Shafrazi"). It is unknown if, when, or in what amounts Shafrazi may offer the Shafrazi Shares for sale. There is no assurance that Shafrazi will sell any or all of the Shafrazi Shares.

      The Shafrazi Shares are being included in this Prospectus pursuant to our obligations under the Letter Agreement.

      Willkie Farr & Gallagher. The offer and sale from time to time of up to 100,000 shares of Common Stock (the "WF&G Shares") by Willkie Farr & Gallagher ("WF&G"). It is unknown if, when, or in what amounts WF&G may offer the WF&G Shares for sale. There is no assurance that WF&G will sell any or all of the WF&G Shares.

      The WF&G Shares are being included in this Prospectus pursuant to our obligations under a Stock Purchase Warrant dated as of October 8, 1999 between WF&G and us.

      GEC Partners, LLP. The offer and sale from time to time of up to 332,942 shares of Common Stock (the "GEC Shares") by GEC Partners, LLP ("GEC"). It is unknown if, when, or in what amounts GEC may offer the GEC Shares for sale. There is no assurance that GEC will sell any or all of the GEC Shares.

      The GEC Shares are being included in this Prospectus pursuant to our obligations under a Patent Purchase Agreement dated February 18, 2000 between GEC and us.

      TIS WorldWide, Inc. The offer and sale from time to time of up to 227,536 shares of Common Stock (the "TIS Shares") by TIS WorldWide, Inc. ("TIS"). It is unknown if, when, or in what amounts TIS may offer the TIS Shares for sale. There is no assurance that TIS will sell any or all of the TIS Shares.

      The TIS Shares are being included in this Prospectus pursuant to our obligations under a Share Exchange Agreement dated as of June 30, 2000 between TIS, Daniel Doyon ("Doyon") and us.

      Daniel Doyon. The offer and sale from time to time of up to 49,698 shares of Common Stock (the "Doyon Shares") by Doyon. It is unknown if, when, or in what amounts Doyon may offer the Doyon Shares for sale. There is no assurance that Doyon will sell any or all of the Doyon Shares.

      The Doyon Shares are being included in this Prospectus pursuant to our obligations under a Share Exchange Agreement dated as of June 30, 2000 between TIS, Doyon and us (the "Share Exchange Agreement").

      Titan Corporation. The offer and sale from time to time of up to 80,000 shares of Common Stock (the "Titan Shares") by Titan Corporation ("Titan"). It is unknown if, when, or in what amounts Titan may offer the Titan Shares for sale. There is no assurance that Titan will sell any or all of the Titan Shares.

      The Titan Shares are being included in this Prospectus pursuant to our obligations under a Settlement Agreement dated as of September 12, 2000 between Titan, CT&T and us.

      Because the Selling Stockholders may offer all, a portion or none of the Common Stock offered pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the Selling Stockholders after completion of the offering, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Shareholders after completion of the offering. See "Plan of Distribution."

                    CERTAIN RELATIONSHIPS BETWEEN THE COMPANY
                          AND THE SELLING STOCKHOLDERS

      Except in connection with the acquisition of their respective interests in the Company or as otherwise set forth below, no Selling Stockholder has held any position or office or had any other material relationship with the Company or any of its affiliates within the past three years.

      As of September 29, 1999, we issued a Common Stock Purchase Warrant to Alta Light to purchase 175,000 shares of Common Stock at $1.00 per share in consideration for the acting services of Dennis Hopper in various commercials and other advertising materials for the Company.

      As of September 29, 1999, we issued a Common Stock Purchase Warrant to Shafrazi to purchase 50,000 shares of Common Stock at $1.00 per share as a commission for the acting services of Dennis Hopper in various commercials and other advertising materials for the Company.

      As of October 8, 1999, we issued a Common Stock Purchase Warrant to WF&G to purchase 100,000 shares of Common Stock at $4.00 per share in consideration of legal services rendered to us by WF&G.

      On February 29, 2000, we issued 332,942 shares of our Common Stock to GEC as part of the purchase price of certain intellectual property pertaining to wireless transmissions, including U. S. Patent 5,594,937 titled "System for the transmission and reception of directional radio signals utilizing a gigahertz implosion concept."

      On June 30, 2000, we issued 768,181 shares of our Common Stock to TIS in connection with the acquisition by us of a 45% membership interest in SPEEDIA, LLC ("SPEEDIA") that we did not already own. Under the terms of the Share Exchange Agreement, we agreed to register 163,636 of these shares. Of the remaining 604,545 shares, approximately one third may be transferred subject only to securities law restrictions, another one third are subject to a two-year transfer restriction, and the last one third are subject to a three-year transfer restriction. We have also agreed to issue an additional 150,000 shares to TIS in the event that 90% of VisionStar Incorporated ("VisionStar") is not effectively contributed to us within 12 months of June 30, 2000. An additional 150,000 shares will be issued to TIS if the share price of our Common Stock does not reach $10 per share within approximately twelve months of June 30, 2000. Of these additional 300,000 shares that we may have to issue to TIS, we have agreed to register an aggregate of 63,900 shares. The remaining 236,100 shares that we may have to issue to TIS are subject to the same proportional transfer restrictions as the 604,545 shares above.

      On June 30, 2000, we also issued 181,819 shares of our Common Stock to Doyon in connection with the acquisition by us of a 10% membership interest in SPEEDIA that we did not already own. Under the terms of the Share Exchange Agreement, we agreed to register 36,364 of these shares. Of the remaining 145,455 shares, approximately one third may be transferred subject only to securities law restrictions, another one third are subject to a two-year transfer restriction, and the last one third are subject to a three-year transfer restriction. We have also agreed to issue an additional 33,334 shares to Doyon in the event that 90% of VisionStar is not effectively contributed to us within 12 months of June 30, 2000. An additional 33,334 shares will be issued to Doyon if the share price of our Common Stock does not reach $10 per share within approximately twelve months of June 30, 2000. Of these additional 66,668 shares that we may have to issue to Doyon, we have agreed to register an aggregate of 13,334 shares. The remaining 53,334 shares that we may have to issue to Doyon are subject to the same proportional transfer restrictions as the 145,455 shares above.

      On September 12, 2000, we issued 80,000 shares of our Common Stock to Titan in connection with the settlement of litigation related to set-top decoders used in our discontinued subscription television service.

                              PLAN OF DISTRIBUTION

      The sale of Common Stock by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market, on the Nasdaq National Market (or any exchange on which the Common Stock may then be listed), in negotiated transactions, through the writing of options on the Common Stock (whether such options are listed on the options exchange or otherwise) or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders may deliver the Common Stock to close out previously established short positions, or in connection with options or other derivative transactions, and may also pledge the Common Stock as collateral for margin accounts and such Common Stock could be resold pursuant to the terms of such accounts.

      In connection with such sales, the Selling Stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters under the Securities Act, and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

      To the extent required, the type and number of shares of Common Stock to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement to this Prospectus.

      To comply with securities laws of certain states, if applicable, the Common Stock will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states shares of Common Stock may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available or is complied with.

      All expenses of registration of the shares of Common Stock offered pursuant to this Prospectus, as well as any cost of compliance with the securities laws of any state or other applicable jurisdiction, the fees of counsel and any applicable transfer taxes with respect to such shares will be paid by the Company.

                                  LEGAL MATTERS

      The legality of the shares of Common Stock offered hereby and certain other legal matters in connection with this offering will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     =======================================

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OTHER THAN THE COMMON STOCK TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              ---------------------

                                TABLE OF CONTENTS

           Prospectus Summary.......................................  2

           Risk Factors.............................................  5

           Use of Proceeds.......................................... 11

           Price Range of Common Stock
             and Dividends.......................................... 11

           The Company.............................................. 13

           Where You Can Find More Information...................... 16

           Forward-Looking Statements............................... 17

           Selling Stockholders..................................... 17

           Certain Relationships Between the
             Company and the Selling Stockholders................... 20

           Plan of Distribution..................................... 21

           Legal Matters............................................ 22

           Experts.................................................. 22

                     =======================================

                     =======================================

                        1.015,176 Shares of Common Stock

                                SPEEDUS.COM, Inc.

                             ----------------------

                                   PROSPECTUS

                              ---------------------

                     =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the Commission registration fee and the NASD filing fee:

      Registration Fee.................................................. $   972

      Legal Fees and Expenses...........................................  25,000

      Accounting Fees and Expenses......................................   5,000

      Miscellaneous Expenses............................................   5,000
                                                                         -------

            Total....................................................... $35,972

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

      In accordance with Section 145 of the DGCL, Section 10 of the Company's Certificate of Incorporation, (the "Certificate of Incorporation") and Article VIII, Section 8, of the Company's By-Laws (the "By-Laws") provide that the Company shall indemnify each person who is or was a director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under subsections 145(a), (b), and (c) of the DGCL or any successor statute. The indemnification provided by the Certificate of Incorporation and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Section 10 of the Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of this Section 10 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Item 16. Exhibits.

      5.1*  Opinion of Willkie Farr & Gallagher

      23.1* Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)

      23.2  Consent of PricewaterhouseCoopers LLP

      24.1  Powers of Attorney (contained in the signature pages hereto)

     -------------

     *     to be filed by amendment

Item 17. Undertakings.

      (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (4) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of September, 2000.

                                        SPEEDUS.COM, Inc.


                                        By: /s/ Shant S. Hovnanian
                                           -------------------------------------
                                                    Shant S. Hovnanian
                                           Chief Executive Officer, President
                                                 and Chairman of the Board

                                POWER OF ATTORNEY

      We, the undersigned officers and directors of SPEEDUS.COM, Inc., hereby severally and individually constitute and appoint Shant S. Hovnanian as the true and lawful attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                           Title                        Date
            ---------                           -----                        ----
/s/ Shant S. Hovnanian                Chairman of the Board,            September 13, 2000
-----------------------------------   Chief Executive Officer and
    Shant S. Hovnanian                President (Principal Executive
                                      Officer)


/s/ Shant S. Hovnanian                Chief Financial Officer           September 13, 2000
-----------------------------------   (Principal Financial Officer)
    Shant S. Hovnanian



/s/ Angela M. Vaccaro                 Controller and Chief Accounting   September 13, 2000
-----------------------------------   Officer (Principal Accounting
    Angela M. Vaccaro                 Officer)


/s/ Vahak S. Hovnanian                Director                          September 13, 2000
-----------------------------------
    Vahak S. Hovnanian


/s/ Matthew J. Rinaldo                Director                          September 13, 2000
-----------------------------------
    Matthew J. Rinaldo

 Exhibit
  Number                          Exhibit Index
  ------                          -------------

  5.1*    Opinion of Willkie Farr & Gallagher

  23.1*   Consent of Willkie Farr & Gallagher (included in Exhibit 5.1)

  23.2    Consent of PricewaterhouseCoopers LLP

  24.1    Power of Attorney (contained in the signature pages hereto)

----------------
* to be filed by amendment